Exhibit 24
POWER OF ATTORNEY
KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of John Kline, Adam Weinstein, Joseph Hartswell, Laura Holson and Kris Corbett with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of New Mountain Private Credit Fund, any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.
All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
This Power of Attorney shall be valid from the date hereof until revoked by me.
IN WITNESS WHEREOF, I have executed this instrument as of the 14th day of November, 2024.

/s/ John Kline
John Kline	Trustee, Chief Executive Officer and President

/s/ Adam Weinstein
Adam Weinstein	Trustee and Executive Vice President

/s/ Barbara Daniel
Barbara Daniel	Trustee

/s/ Daniel Hébert
Daniel Hébert	Trustee

/s/ John Malfettone
John Malfettone	Trustee

/s/ Joseph Hartswell
Joseph Hartswell	Chief Compliance Officer and Corporate Secretary

/s/ Laura Holson
Laura Holson	Chief Operating Officer

/s/ Kris Corbett
Kris Corbett	Chief Financial Officer and Treasurer